Exhibit 99.1

NewsRelease

TC PipeLines, LP Reports 2009 First Quarter Results

CALGARY, Alberta – April 30, 2009 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership or PipeLP) today reported first quarter 2009 net income of $31.8 million or $0.82 per common unit (all amounts in U.S. dollars), a decrease of $1.8 million compared to $33.6 million or $0.87 per common unit for the same period last year.

Partnership cash flows (please see the Partnership Cash Flows section for more detail) increased $3.5 million to $36.5 million for first quarter of 2009 compared to $33.0 million for the same period last year. This increase was primarily due to increased cash flows provided by Tuscarora Gas Transmission Company’s (Tuscarora or TGTC) operating activities and higher cash distributions received from Northern Border Pipeline Company (Northern Border or NBPC) and Great Lakes Gas Transmission Limited Partnership (Great Lakes or GLGT).

Cash distributions paid by the Partnership were $27.7 million or $0.705 per common unit in first quarter 2009, an increase of $2.1 million compared to $25.6 million or $0.665 per common unit for the same period last year.

“Overall, the Partnership generated solid earnings and cash flows in the first quarter. While Northern Border’s results were challenged by additional Rockies gas delivered into the markets it serves, our gas pipeline investments continued to perform as expected, with Great Lakes and Tuscarora ahead of last year. In addition, construction of Northern Border’s new compressor station and interconnect facilities was completed and placed in-service in March,” said Russ Girling, chairman and chief executive officer of TC PipeLines GP, Inc. “With a strong balance sheet, financial liquidity and ongoing solid cash flows from our quality investments, we continue to pursue additional growth opportunities for the long-term benefit of our unitholders.”

Financial Highlights

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2009	2008
Net income	31.8	33.6
Per common unit (1)	$0.82	$0.87
Partnership cash flows (2)	36.5	33.0
Cash distributions paid	27.7	25.6
Cash distributions declared per common unit (3)	$0.705	$0.700
Weighted average common units outstanding (millions)	34.9	34.9
Common units outstanding at end of period (millions)	34.9	34.9

(1) Net income per common unit is computed by dividing net income, after deduction of the general partner’s allocation, by the weighted average number of common units outstanding. The general partner’s allocation is computed based upon the general partner’s two per cent interest plus an amount equal to incentive distributions.

Effective January 1, 2009, the Partnership adopted the provisions of EITF 07-4 “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships”. The retrospective application of EITF 07-4 has impacted the amount of net income allocated to the Incentive Distribution Rights (IDRs) held by the general partner. Previously, the net income allocated to the IDRs was based on the cash distribution paid in the period, and now it is based on the cash distribution declared for the period. This resulted in the net income per common unit for first quarter of 2008 being reduced from $0.89 to $0.87.

(2) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(3) The Partnership’s 2009 first quarter cash distribution will be paid on May 15, 2009 to unitholders of record as of April 30, 2009.

Recent Developments

Northern Border
Des Plaines Project – Northern Border’s compressor station and interconnect facilities went into service in March 2009. The project is fully subscribed under long-term compression and transportation contracts. The new contracts are expected to generate approximately $3.0 million in annual revenue.

Net Income
The following net income information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance:

The shaded areas in the tables below disclose the results from Great Lakes and Northern Border, representing 100 per cent of each entity's operations for the given period.

(unaudited)	For the three months ended March 31, 2009
(millions of dollars)	PipeLP	TGTC	Other	GLGT	NBPC(1)
Transmission revenues	8.4	8.4	-	82.5	74.5
Operating expenses	(2.6)	(1.4)	(1.2)	(16.0)	(18.5)
	5.8	7.0	(1.2)	66.5	56.0
Depreciation	(1.8)	(1.8)	-	(14.6)	(15.3)

Financial charges, net and other	(7.3)	(1.1)	(6.2)	(8.2)	(9.1)
Michigan business tax	-	-	-	(1.8)	-
				41.9	31.6
Equity income	35.1	-	-	19.5	15.6
Net income	31.8	4.1	(7.4)	19.5	15.6

(unaudited)	For the three months ended March 31, 2008
(millions of dollars)	PipeLP	TGTC	Other	GLGT	NBPC(1)
Transmission revenues	6.9	6.9	-	79.7	83.8
Operating expenses	(2.2)	(1.2)	(1.0)	(15.1)	(19.4)
	4.7	5.7	(1.0)	64.6	64.4
Depreciation	(1.6)	(1.6)	-	(14.6)	(15.2)
Financial charges, net and other	(7.6)	(0.9)	(6.7)	(8.2)	(9.7)
Michigan business tax	-	-	-	(1.7)	-
				40.1	39.5
Equity income	38.1	-	-	18.6	19.5
Net income	33.6	3.2	(7.7)	18.6	19.5

(1) The Partnership owns a 50 per cent general partner interest in Northern Border. Equity income from Northern Border includes amortization of a $10.0 million transaction fee paid to the operator of Northern Border at the time of the additional 20 per cent acquisition in April 2006.

The Partnership’s net income was $31.8 million in first quarter of 2009, a decrease of $1.8 million compared to $33.6 million in first quarter of 2008. This decrease was primarily due to lower equity income from Northern Border, partially offset by increased equity income from Great Lakes and increased Tuscarora transmission revenues.

Equity income from Great Lakes was $19.5 million in first quarter of 2009, a $0.9 million increase compared to $18.6 million for the same period last year. This was primarily due to increased transmission revenues, partially offset by increased operating expenses. At the Great Lakes level, transmission revenues increased $2.8 million for the three months ended March 31, 2009 compared to the same period last year. This increase was primarily due to higher short-term revenues from increased sales of daily transport capacity, partially offset by decreased long-term service revenues. Operating expenses increased $0.9 million for the three months ended March 31, 2009 compared to the same period last year primarily due to higher pipeline maintenance and overhaul costs.

Equity income from Northern Border was $15.6 million in first quarter of 2009, a decrease of $3.9 million compared to $19.5 million in the same period last year. This is primarily due to lower revenues partially offset by decreases in operating expenses and financial charges, net and other. At the Northern Border level, transmission revenues decreased $9.3 million for the three months ended March 31, 2009 compared to the same period last year. This decrease was primarily due to reduced system utilization, as Northern Border continues to be negatively impacted by incremental supply from the Rockies’ natural gas basins transported to the Midwest markets on the western segment of the Rockies Express Pipeline.

Tuscarora’s net income was $4.1 million in first quarter of 2009, an increase of $0.9 million compared to $3.2 million in the same period last year. The increase in net income was primarily due to increased transmission revenues resulting from a firm transportation service contract which supported the Likely compressor station expansion that went into service on April 1, 2008.

Costs at the the Partnership level for first quarter of 2009 were comparable to the same period last year.

Partnership Cash Flows
The Partnership uses non-GAAP financial measures ‘Partnership cash flows’ and ‘Partnership cash flows allocated to common units’ as financial performance measures. As the Partnership’s financial performance underpins the availability of cash flows to fund the cash distributions that the Partnership pays to its unitholders, the Partnership believes these are key measures of the available cash flows to its unitholders. The following Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance. Partnership cash flows and Partnership cash flows allocated to common units are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2009	2008
Net Income	31.8	33.6
Add:
Cash flows provided by Tuscarora's operating activities	7.2	6.0
Cash distributions from Great Lakes (1)	12.5	11.6
Cash distributions from Northern Border (1)	24.2	23.1
	43.9	40.7
Less:
Tuscarora's net income	(4.1)	(3.2)
Equity income from investment in Great Lakes	(19.5)	(18.6)
Equity income from investment in Northern Border	(15.6)	(19.5)
	(39.2)	(41.3)
Partnership cash flows	36.5	33.0
Partnership cash flows allocated to general partner (2)	(3.2)	(3.0)
Partnership cash flows allocated to common units	33.3	30.0
Cash distributions declared	(27.7)	(27.4)
Cash distributions declared per common unit (3)	$0.705	$0.700
Cash distributions paid	(27.7)	(25.6)
Cash distributions paid per common unit (3)	$0.705	$0.665
Weighted average common units outstanding (millions)	34.9	34.9

(1) In accordance with the cash distribution policies of the respective pipeline assets, cash distributions from Great Lakes and Northern Border are based on their respective prior quarter financial results.

(2) Partnership cash flows allocated to general partner represents the cash distributions declared to the general partner with respect to its two per cent interest plus an amount equal to incentive distributions. Previously, Partnership cash flows allocated to general partner were based on the cash distributions paid to the general partner; however, this has been changed to align with the requirements of EITF 07-4. As a result, Partnership cash flows allocated to general partner in first quarter of 2008 increased from $2.4 million to $3.0 million.

(3) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the general partner's allocation, by the number of common units outstanding. The general partner's allocation is computed based upon the general partner's two per cent interest plus an amount equal to incentive distributions.

Partnership cash flows increased $3.5 million to $36.5 million for first quarter of 2009 compared to $33.0 million for the same period last year. This increase was primarily due to increased cash flows provided by Tuscarora’s operating activities and higher cash distributions received from Northern Border and Great Lakes. In first quarter of 2009, the Partnership received total cash distributions of $36.7 million, of which $12.5 million was received from Great Lakes and $24.2 million was received from Northern Border. Cash flows provided by Tuscarora’s operating activities increased by $1.2 million to $7.2 million for the quarter ended March 31, 2009 compared with the same period last year primarily due to higher transmission revenues resulting from the Likely compressor station expansion project that went into service on April 1, 2008.

The Partnership paid distributions of $27.7 million in first quarter of 2009, an increase of $2.1 million compared to $25.6 million for the same period in the prior year.

Liquidity and Capital Resources
As of March 31, 2009, the Partnership had no outstanding borrowings under the $250.0 million revolving portion of its revolving credit and term loan agreement and was in compliance with the covenants of the agreement. The interest rate incurred on the credit facility averaged 5.06 per cent for the three months ended March 31, 2009 after accounting for hedging activity.

The Partnership views its core banking group as solid, particularly in light of the current market environment, and has established a strong relationship with these institutions.

Conference Call
Analysts, members of the public, the media and other interested parties are invited to participate in a teleconference and audio webcast on Thursday, April 30, 2009 at 1:00 p.m. (Mountain) and 3:00 p.m. (Eastern). Mark Zimmerman, president of the general partner, will discuss first quarter 2009 financial results and general developments and issues concerning the Partnership followed by a question and answer session for the investment community and media. To participate, please call (866) 225-0198. A replay of the conference call will also be available two hours after the conclusion of the call and until 10:00p.m.(Mountain) and midnight (Eastern) on Thursday, May 7, 2009, by dialing (800) 408-3053, then entering pass code 6378030#.

A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. An audio replay of the call will be available on the website.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon, where it interconnects TransCanada’s Gas Transmission Northwest System, to markets in Oregon, Northern California, and Northwestern Nevada. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statements to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, regulatory decisions, particularly those of the Federal Energy Regulatory Commission, the ability of Great Lakes and Northern Border to recontract their available capacity at maximum rates, our ability to identify accretive growth opportunities, the ability to access capital and credit markets with competitve rates and terms, operational decisions of Northern Border’s and Great Lakes’ operator, the failure of a shipper on any one of the Partnership’s pipelines to perform its contractual obligations, supply of natural gas in the Western Canada sedimentary basin and in competing basins, such as the Rocky Mountains, future demand for natural gas, overcapacity in the industry, regulatory, construction and other risks related to the construction of TransCanada’s Bison Pipeline Project, success of other pipelines competing with Northern Borderand Great Lakes by bringing competing U.S. sourced gas to Northern Border’s and Great Lakes’ markets, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008.

Media Inquiries:	Cecily Dobson	(403) 920-7859 (800) 608-7859
Unitholder and Analyst Inquiries:	Terry Hook	(877) 290-2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income
(unaudited)	Three months ended March 31,
(millions of dollars except per common unit amounts)	2009	2008

Equity income from investment in Great Lakes	19.5	18.6
Equity income from investment in Northern Border	15.6	19.5
Transmission revenues	8.4	6.9
Operating expenses	(2.6)	(2.2)
Depreciation	(1.8)	(1.6)
Financial charges, net and other	(7.3)	(7.6)
Net income	31.8	33.6

Net income allocation
Common units	28.5	30.4
General partner	3.3	3.2
	31.8	33.6

Net income per common unit	$0.82	$0.87

Weighted average common units outstanding (millions)	34.9	34.9

Common units outstanding, end of the period (millions)	34.9	34.9

Operating Results	Three months ended March 31,
(unaudited)	2009	2008
Great Lakes
Volumes:
Gas delivered (million cubic feet)	229,396	222,415
Average throughput (million cubic feet per day)	2,549	2,444
Capital Expenditures (millions of dollars):
Maintenance	0.7	2.5
Northern Border
Volumes:
Gas delivered (million cubic feet)	175,529	217,086
Average throughput (million cubic feet per day)	1,993	2,452
Capital Expenditures (millions of dollars):
Maintenance	0.2	0.7
Growth	3.3	0.4
Tuscarora
Volumes:
Gas delivered (million cubic feet)	9,289	9,724
Average throughput (million cubic feet per day)	102	107
Capital Expenditures (millions of dollars):
Growth	0.1	4.5